EXHIBIT 10.1

AMENDMENT NO. 2

Dated as of July 21, 2006

to

RECEIVABLES SALE AGREEMENT

and

RECEIVABLES FUNDING AGREEMENT

Dated as of July 29, 2004

     THIS AMENDMENT NO. 2 (this “Amendment”) is entered into as of July 21, 2006 by and among INGRAM FUNDING INC., a Delaware corporation (the “Borrower”), INGRAM MICRO INC., a Delaware corporation (“Ingram Micro”), individually, as originator and as servicer (in such capacity, the “Servicer”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Lender”) as parties to the Sale Agreement and/or the Funding Agreement, as applicable, each as referred to below. Capitalized terms used in this Amendment which are not otherwise defined herein shall have the meanings given such terms in Annex X to the Funding Agreement and the Sale Agreement.

RECITALS:

     WHEREAS, Ingram Micro, individually and as an originator, and the Borrower are parties to that certain Receivables Sale Agreement, dated as of July 29, 2004, as amended by Amendment No. 1 thereto, dated as of March 22, 2006 (the “Sale Agreement”);

     WHEREAS, the Borrower, the Servicer and the Lender are parties to that certain Receivables Funding Agreement, dated as of July 29, 2004, as amended by Amendment No. 1 thereto, dated as of March 22, 2006 (the “Funding Agreement”);

     WHEREAS, many of the defined terms used in the Sale Agreement and Funding Agreement are set forth in Annex X attached thereto (“Annex X”); and

     WHEREAS, Annex 5.02(a) to the Funding Agreement (“Annex 5.02(a)”) calls for the delivery of certain financial information;

     WHEREAS, the parties hereto desire to amend Annex X, Annex 5.02(a), the Funding Agreement and the Sale Agreement on the terms set forth herein;

     NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ingram Micro, the Borrower and the Lender hereby agree as follows.

     Section 1. Amendments. As of the Effective Date (as hereafter defined), and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the parties hereto agree as follows:

     1.1 The Sale Agreement is hereby amended by deleting the proviso to the third sentence of Section 2.01(c) .

     1.2 The Funding Agreement is hereby amended as follows:

      (a) Section 2.02(c) is hereby amended by deleting “July 29, 2006” in the third line and replacing it with “the Final Advance Date”, by deleting “$600,000,000” in the fourth line and replacing it with “$650,000,000” and by deleting “and (ii) prior to any such increase being effective, the Borrower shall pay to the Lender a fee in an amount equal to the product of (x) the amount by which the Commitment is being increased and (y) the percentage specified as the Commitment Increase Fee Percentage in the Fee Letter” as well as the “(i)” at the beginning of the phrase immediately preceding such deleted text.

     (b) Section 5.03(g) is amended by adding the following new sentence at the end thereof:

“It is agreed that the Borrower is permitted to participate in the consolidated cash management system maintained by the Parent as contemplated by (and in compliance with the requirements of) clause (c) of Article XV of the Borrower’s Amended and Restated Certificate of Incorporation, and that doing so does not constitute a lending transaction or advance of credit prohibited by this subsection (g).”

     (c) Section 5.03 (h) is amended by adding the following new sentences at the end thereof:

“The Borrower will not permit the sum of (i) the aggregate principal amount of all Subordinated Loans from all Originators and (ii) the aggregate principal amount of all Advances outstanding on any date to exceed an amount equal to the aggregate Outstanding Balance of the Transferred Receivables on such date. It is agreed that the Borrower may incur Subordinated Loans pursuant to the Subordinated Notes to evidence dividends or other distributions of capital payable that have been declared in compliance with Section 5.03(g); provided that the Borrower shall give 15 days’ prior notice to the Lender of its intention to incur Subordinated Loans for such purpose, and such notice shall specify the amount of the dividend or other distribution of capital, and the total amount of Subordinated Loans that would be outstanding after giving effect thereto (assuming no other increase or decrease in the principal amount of the Subordinated Loans between the date of such notice and the payment thereof).”

     (d) Section 5.03 is further amended by adding a new subsection (l) at the end thereof reading as follows:

     (l) The Borrower shall not at any time permit its equity capital to be less than $35,000,000.

1.3 Annex X is hereby amended as follows:

     (a) The definition of “Commitment” is amended by deleting “Five Hundred Million ($500,000,000)” and replacing it with “Five Hundred Fifty Million ($550,000,000)”.

     (b) The definition of “Final Advance Date” is amended by deleting “March 31, 2008” and replacing it with “July 30, 2010”.

     (c) The definition of “Unused Commitment Fee” is amended by deleting “0.375%” in clause (ii) and replacing it with “0.25%” .

1.4 Annex 5.02(a) is hereby amended by re-lettering subsection (c) through (e) as subsections (d) through (f) and inserting the following as subsection (c):

“(c) Quarterly Financials of the Borrower. As soon as available, and in any event within sixty (60) days after the end of each fiscal quarter (other than the last quarter of such fiscal year), financial information regarding the Borrower, consisting of its unaudited balance sheet as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Such financial information shall be accompanied by the certification of the president, chief financial officer or treasurer of the Borrower that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Borrower, in each case as at the end of such quarter and for the period then ended (subject to (i) the qualifications referred to at the end of the immediately preceding sentence and (ii) any residual effect of the matters referred to in Section 9 of Amendment No. 2 to this Agreement dated as of July 21, 2006), (B) any other information presented is true, correct and complete in all material respects and (C) as of the date of the financials, there was no

Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts the Borrower has taken or proposes to take with respect thereto.”

     Section 2. Conditions of Effectiveness of this Amendment. This Amendment shall become effective as of the date hereof (the “Effective Date”) when, and only when:

     2.1 The Lender shall have received counterparts of this Amendment and the Amendment to the Fee Letter, dated as of July 21, 2006 (the “Fee Letter Amendment”), duly executed by each of the parties hereto.

     2.2 The Lender shall have received written reaffirmation of the July 29, 2004 true sale/non-consolidation opinion from counsel to Ingram Micro and the Borrower, in form and substance satisfactory to the Lender.

     2.3 The Borrower shall have executed and delivered to the Lender a new Revolving Note, dated as of the Effective Date, or a date no earlier than five days before the Effective Date, in the amount of $650,000,000.

     2.4 Each of the following conditions shall have been satisfied:

     (a) each representation and warranty by the Borrower contained in the Sale Agreement and the Funding Agreement (each as amended hereby) and in each other Related Document shall be true and correct in all material respects as of the date hereof, except to the extent that such representation or warranty expressly relates solely to an earlier date;

     (b) no Incipient Termination Event or Termination Event hereunder or any “Event of Default” under (and as defined in) the Credit Agreement (as in effect on the date hereof) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the date hereof;

     (c) each representation and warranty by Ingram Micro contained in the Sale Agreement (as amended hereby) and in each other Related Document shall be true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates solely to an earlier date; and

     (d) the Borrower shall pay to the Lender the Extension Fee (as defined in the Fee Letter).

     Section 3. Representations and Warranties. Each of Ingram Micro and the Borrower hereby represents and warrants that this Amendment and each of the Sale Agreement and the Funding Agreement, each as amended hereby, constitute legal, valid and binding obligations of such Person and are enforceable against such Person in accordance with their respective terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, from time to time in effect and (ii) general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

     Section 4. Reference to and Effect on Related Documents.

     4.1 Upon the effectiveness of this Amendment pursuant to Section 2 hereof, on and after the Effective Date, each reference to the Funding Agreement, Sale Agreement, Annex X and Annex 5.02(a) in any of the Related Documents shall mean and be a reference to the Funding Agreement, the Sale Agreement, Annex X and Annex 5.02(a), as amended hereby.

     4.2 Except as specifically set forth above, the Sale Agreement, the Funding Agreement, Annex X and Annex 5.02(a), and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

     4.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Borrower or the Lender nor constitute a waiver of any provision of any of the Related Documents, or any other documents, instruments and agreements executed and/or delivered in connection therewith.

     Section 5. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     Section 6. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     Section 7. Entire Agreement. This Amendment, taken together with the Sale Agreement, the Funding Agreement, the Fee Letter and all of the other Related Documents, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

     Section 8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and any applicable laws of the United States of America.

Section 9. Waiver. The Lender hereby waives any Termination Event (including any Event of Servicer Termination or any Purchase Termination Event) resulting from (a) the books and records, reports and financial statements of the Borrower having reflected the amount of Transferred Receivables as an amount equal to the amount of the Net Receivables Balance and (b) the aggregate principal amount of the Subordinated Loans having exceeded the limitation set forth in the proviso to Section 2.01(c) of the Sale Agreement (as in effect prior to giving effect to this Amendment), it being understood and agreed that such waiver is effective only for and in respect of periods prior to the date hereof and are one-time waivers only. Nothing herein shall obligate the Lenders to grant any future waivers or consents.

     Section 10. No Course of Dealing. The Lender has entered into this Amendment on the express understanding with the Borrower and Ingram Micro that in entering into this Amendment, it is not establishing any course of dealing with the Borrower and Ingram Micro. The rights of the Lender to require strict performance with all the terms and conditions of the Sale Agreement and the Funding Agreement, as amended by this Amendment and the other Related Documents, shall not in any way be impaired by the execution of this Amendment. The Lender shall not be obligated in any manner to execute any further amendments or waivers, and if such waivers or amendments are requested in the future, assuming the terms and conditions thereof are acceptable to them, the Lender may require the payment of fees in connection therewith.

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     IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

INGRAM MICRO INC., individually, as an
Originator and as the Servicer

By:	/s/ Kevin M. Murai

	Name:	Kevin M. Murai
	Title:	President and Chief Operating Officer

INGRAM FUNDING INC., as Borrower

By:	/s/ Kevin M. Murai

	Name:	Kevin M. Murai
	Title:	President

GENERAL ELECTRIC CAPITAL
CORPORATION, as Lender

By:	/s/ Eugene Seip

	Name:	Eugene Seip
	Title:	Duly Authorized Signatory

Signature Page

to

Amendment No. 2